Exhibit 4.10

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF THIS PROMISSORY NOTE WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION.

FORM OF CONVERTIBLE PROMISSORY NOTE

$___	Columbus, Ohio
January 28, 2013

FOR VALUE RECEIVED, Globalwise Investments, Inc., a Nevada corporation (the “Company”), with its principal place of business at 2190 Dividend Drive, Columbus, OH 43228, its successors and assigns (the “Company”), promises to pay to the order of _____ (the “Payee”), having an address at ___________, on the earliest to occur of (a) July 31, 2013, (b) the date of closing of a PIPE Financing (as hereinafter defined), or (c) the acceleration of this Note by Payee upon the occurrence of a Default (as defined below) (such earlier date, the “Maturity Date”), or at such other place as the Payee may hereafter specify in writing, the principal sum of _____.

1.                  This Note is issued by and among the Company and the Payee, and includes as consideration to the Payee, the issuance to the Payee of a warrant to purchase ________ shares of the Company’s Common Stock (“Common Stock”), at an exercise price of $0.28 per share, in addition to any conversion, if applicable, pursuant to the closing of a PIPE Financing referenced in the paragraph 2 of the Note.

2.                  The Payee shall have the right, at his option, at any time on or before the repayment of the Note, to convert, in whole or in part, subject to the terms and provisions hereof, the principal amount of the Note and interest accrued (if any) through the date of conversion, into securities to be issued by the Company in a PIPE Financing. “PIPE Financing” shall mean the private placement of equity, equity equivalent, convertible debt or debt financing in which the Company receives gross proceeds, in one or more transactions, of at least Three Hundred Thousand Dollars ($300,000). It is understood that any securities issued in such PIPE Financing will bear a restrictive legend.

3.                  This Note shall bear no interest through the Maturity Date. Except if this Note is converted as provided herein, payments on both principal and interest (if any) are to be made in lawful money of the United States of America unless Payee agrees to another form of payment. The Company reserves the right to pay interest (if any) quarterly after the Maturity Date at its option.

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4.                  As used herein, a “Default” means a material default by the Company of this Note, or the Warrant issued by the Company to Payee on the date hereof.

5.                  Amounts not paid when due hereunder shall bear interest from the due date until such amounts are paid at the rate of 15% per annum; provided, however, that in the event such interest rate would violate any applicable usury law, the default rate shall be the highest lawful interest rate permitted under such usury law. Upon the occurrence of a Default and receipt of written notice by the Company from Payee of such Default, the principal and interest due hereunder shall be immediately due and payable by the Company to Payee, unless such Default is waived by the Payee.

6.                  Presentment, demand, protest or notice of any kind are hereby waived by the Company. The Company may not set off against any amounts due to Payee hereunder any claims against Payee or other amounts owed by Payee to the Company.

7.                  All rights and remedies of Payee under this Note are cumulative and in addition to all other rights and remedies available at law or in equity, and all such rights and remedies may be exercised singly, successively and/or concurrently. Failure to exercise any right or remedy shall not be deemed a waiver of such right or remedy.

8.                  The Company agrees to pay all reasonable costs of collection, including attorneys' fees which may be incurred in the collection of this Note or any portion thereof and, in case an action is instituted for such purposes, the amount of all attorneys' fees shall be such amount as the court shall adjudge reasonable.

9.                  This Note is made and delivered in, and shall be governed, construed and enforced under the laws of the State of Ohio.

10.              This Note shall be subject to prepayment, at the option of the Company, in whole or in part, at any time and from time to time, without premium or penalty.

11.              This Note or any benefits or obligations hereunder may not be assigned or transferred by the Company, without the consent of the Payee, which consent shall not be unreasonably withheld.

All debt for borrowed money issued by the Company after the date hereof shall provide that it is subordinate in right of payment and otherwise to the debt evidenced by this Note. So long as this Note is outstanding, the Company shall operate its business in the ordinary course of business consistent with past practice and shall not take any action, or omit to take any action, which has or is reasonably likely to have a material adverse effect on the Company or its business, properties, assets, financial condition or prospects.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of the date first set forth above.

Globalwise Investments, Inc.

By:______________________________

Name: William J. Santiago

Title: Chief Executive Officer

By:______________________________

Name:

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